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                                                                      EXHIBIT 99


MEDIA CONTACT:                                       INVESTOR CONTACT:
Connie Pautz                                         Darlene Polzin
Corporate Communications Director                    Investor Relations Director
Hutchinson Technology                                Hutchinson Technology
320-587-1823                                         320-587-1605


     HUTCHINSON TECHNOLOGY CLARIFIES GUIDANCE FOR FISCAL 2004 FOURTH QUARTER

   FOURTH QUARTER RESULTS EXPECTED TO RANGE FROM BREAKEVEN TO PROFIT OF $0.10
                               PER DILUTED SHARE


         HUTCHINSON, Minn., July 22, 2004 --- Hutchinson Technology Incorporated (Nasdaq/NMS: HTCH) today clarified that it expects its results for the fiscal fourth quarter ending September 26, 2004 to range from breakeven to a profit of $0.10 per diluted share on net sales of $100 to $110 million. A statement in the company's fiscal third quarter results announcement, issued today after market close, was misinterpreted in some reports as projecting a loss of up to $0.10 per diluted share.

         A replay of the company's third quarter results conference call is available on the company's web site at www.htch.com by dialing 800-633-8284 (or 402-977-9140 from outside the United States) and entering 21199425# at the reservation number prompt. The replay will be available until approximately 6:00 p.m. CDT on July 26 by telephone and for a longer period on the company's web site.

         Hutchinson Technology is the leading worldwide supplier of suspension assemblies for disk drives. Hutchinson Technology's BioMeasurement Division provides health professionals with simple, accurate methods to measure the oxygen in tissue.

         This announcement contains forward-looking statements regarding the company's anticipated financial results. These statements involve risks and uncertainties. The company's actual results could differ materially from those anticipated in these forward-looking statements as a result of acceptance and adoption of innovative product features, achieving volume production levels on disk drive programs, the company's ability to fully realize anticipated yields and productivity, the company's ability to fully realize anticipated cost reductions, changes in market consumption of disk drives or suspension assemblies, faster or slower improvements in disk drive data densities which affect suspension assembly demand and other factors described from time to time in the company's reports filed with the Securities and Exchange Commission.


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